Exhibit 10.4

MICROSTRATEGY INCORPORATED

Amendment No. 4 to

2013 Stock Incentive Plan

Pursuant to Section 11(d) of the 2013 Stock Incentive Plan (as previously amended, the “Plan”) of MicroStrategy Incorporated (the “Company”), the Plan is hereby amended as follows:

1.	Section 4(a)(1) of the Plan is amended to read in its entirety as follows:

“Authorized Number of Shares.  Subject to adjustment under Section 9, Awards may be made under the Plan for up to 2,300,000 shares of class A common stock, $0.001 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

2.	Section 4(b) of the Plan is amended to read in its entirety as follows:

“Per-Participant Limit.  The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award.”

3.	Section 10(e) of the Plan is amended to read in its entirety as follows:

“Withholding.  The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a Fair Market Value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a Fair Market Value equal to the maximum individual statutory rate of tax) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.”

4.	Section 11(d) of the Plan is amended to read in its entirety as follows:

“Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.”

This Amendment shall become effective on the date it is adopted by the Board; provided that, to the extent required, no Award shall be made pursuant to the Plan (other than an Award that would have been authorized under the Plan as in effect prior to this Amendment) before stockholder approval of this Amendment, unless the Award is conditioned upon stockholder approval of this Amendment and the Award provides that (1) it will terminate or be forfeited if stockholder approval of the Amendment is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

Adopted by the Board of Directors on March 29, 2018

Approved by the Company’s stockholders on May 30, 2018